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Exhibit 99(a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
Oregon Steel Mills,  Inc.
at
$63.25 Net Per Share
by
Oscar Acquisition Merger Sub, Inc.

a wholly owned subsidiary of
Evraz Group S.A.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 28, 2006, UNLESS THE OFFER IS EXTENDED.

        November 30, 2006

To Our Clients:

        Enclosed for your information is an Offer to Purchase, dated November 30, 2006 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by Oscar Acquisition Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Evraz Group S.A., a company organized as a société anonyme under the laws of the Grand Duchy of Luxembourg, to purchase all outstanding shares of common stock, par value $0.01 per share (including the associated preferred stock purchase rights, "Shares"), of Oregon Steel Mills, Inc., a Delaware corporation ("Oregon Steel"), at a price of $63.25 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to stockholders of Oregon Steel from the President and Chief Executive Officer of Oregon Steel, accompanied by Oregon Steel's Solicitation/Recommendation Statement on Schedule 14D-9.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

        1.  The offer price is $63.25 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

        2.  The Offer is being made for all outstanding Shares.

        3.  The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 20, 2006, among Evraz, Purchaser and Oregon Steel, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Oregon Steel, with Oregon Steel as the surviving corporation (the "Merger"), and each issued and outstanding Share (other than Shares owned by Evraz, Purchaser or any subsidiary of Evraz, Purchaser or Oregon Steel or held in the treasury of Oregon Steel or held by stockholders who properly exercise dissenters' rights, if available) will, by virtue of the Merger, and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the per Share price paid pursuant to the Offer upon the surrender of the certificate formerly representing such Share.

        4.  The Oregon Steel board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Oregon Steel board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        5.  The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn at least a majority of the total number of outstanding Shares (assuming exercise of all outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares, whether or not vested or then exercisable) at that time (the "Minimum Tender Condition"), (b) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, the period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") under the 1988 Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the "Exon-Florio Amendment") (including, if applicable, any investigation commenced thereunder), shall have expired or been terminated or CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Offer has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Amendment and the notification period under the International Traffic in Arms Regulation ("ITAR") of the U.S. Department of State shall have expired or been terminated, or the U.S. Department of State or another U.S. governmental entity shall have provided written notice to the effect that no further review of the transactions contemplated by the Merger Agreement under ITAR will occur, and (c) subject to certain exceptions, no change, condition, event or development shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Oregon Steel. The Offer is also subject to certain other terms and conditions. See Section 13—"Certain Conditions of the Offer."

        6.  The initial offering period of the Offer and withdrawal rights will expire at the "Expiration Date," which means 12:00 midnight, New York City time, on Thursday, December 28, 2006, unless Purchaser has extended the initial offering period of the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, shall expire.

        7.  Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

        Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Mellon Investor Services (the "Depositary"), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with

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respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state.

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Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
Oregon Steel Mills, Inc.
at
$63.25 Net Per Share
by
Oscar Acquisition Merger Sub, Inc.
a wholly owned subsidiary of
Evraz Group S.A.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 30, 2006 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), in connection with the offer by Oscar Acquisition Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Evraz Group S.A., a company organized as a société anonyme under the laws of the Grand Duchy of Luxembourg ("Evraz"), to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share (including the associated preferred stock purchase rights, "Shares"), of Oregon Steel Mills, Inc., a Delaware corporation, at a price of $63.25 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

        This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer and the related Letter of Transmittal.

        The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Dated:	, 200

Number of Shares to Be Tendered: Shares*

Sign Below
Account Number:	Signature(s):

Dated:	, 200

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

        Please return this form to the brokerage firm or other nominee maintaining your account.

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Offer to Purchase for Cash All Outstanding Shares of Common Stock (including the associated preferred stock purchase rights) of Oregon Steel Mills, Inc. at $63.25 Net Per Share by Oscar Acquisition Merger Sub, Inc. a wholly owned subsidiary of Evraz Group S.A.
Instructions with Respect to the Offer to Purchase for Cash All Outstanding Shares of Common Stock (including the associated preferred stock purchase rights) of Oregon Steel Mills, Inc. at $63.25 Net Per Share by Oscar Acquisition Merger Sub, Inc. a wholly owned subsidiary of Evraz Group S.A.